Exhibit 10.1

FOUNDER AND SERVICES AGREEMENT

Spin AI Inc. · Katizie Bakht Murad

Dated: March 18, 2026

1. Parties

Company: Spin AI Inc., a Wyoming corporation.
Founder: Katizie Bakht Murad, an individual residing in Belgium.

2. Role and Time Commitment

The Founder shall serve as President and a Director of the Company. In his capacity as President, he shall also act as Chief Architect of the SPIN AI platform, the Company’s planned pre-seed academic intelligence platform designed to monitor academic papers, patents, federal grants, and research networks to detect technology spin-off opportunities. He shall devote substantially all of his professional time to the Company.

3. Equity Compensation

On the date hereof, the Company is issuing 3,000,000 shares of Common Stock to the Founder at $0.0001 par per share, pursuant to Pre-Incorporation Stock Purchase Agreement dated March 18, 2026 (Doc 10). Total equity consideration: $300.

4. Cash Compensation

No cash compensation shall be payable to the Founder during the pre-revenue period. Cash salary shall commence only if and when the Company generates sufficient revenue to support such compensation, as determined by the Board of Directors (with Mr. Murad recused if he remains the sole director or is otherwise interested). No accrued cash compensation shall arise pursuant to this Section 4.

5. Other Benefits

None. No health insurance, retirement plan, or deferred compensation until Board authorization.

6. IP Assignment

All inventions, works of authorship, and other intellectual property developed by the Founder in connection with or related to the Company’s business shall belong to the Company. For the avoidance of doubt, the existing SPIN AI IP assigned on March 18, 2026 pursuant to the IP Assignment Agreement (Exhibit 10.2) and IP Transfer Deed (Exhibit 10.2A) is governed by those instruments. See Doc 23 Prior-Employer IP Certification for certifications regarding Signalframe NV.

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7. Non-Competition and Non-Solicitation

During his tenure with the Company, the Founder agrees not to compete with the Company in the specific field of academic-research-signal detection for venture investment sourcing. Carve-outs during tenure: (a) academic research and publication; (b) non-competing fields; (c) pre-existing investments or activities disclosed to the Board.

Post-termination non-compete (Belgian law). The Founder is resident in Belgium. A post-termination non-compete covenant under Belgian labour law is enforceable only if it satisfies Article 65 of the Belgian Employment Contracts Act of July 3, 1978 (for employees) or applicable principles for self-employed service providers — including (i) limitation to competing activities in a defined geographic zone, (ii) duration not exceeding twelve months from termination, and (iii) payment by the Company of lump-sum compensation equal to at least half of the Founder’s gross remuneration for the restricted period. Given the Founder’s current non-remunerated status (no cash salary during the pre-revenue period), a classical Belgian-law post-termination non-compete is not presently enforceable. The parties therefore do not adopt a post-termination non-compete at this time. If the Company commences paying cash compensation to the Founder, the parties will consider amending this Agreement to add a Belgian-law-compliant post-termination non-compete with the required compensation-during-restraint. The Founder’s obligations in Section 8 (Confidentiality) and Section 6 (IP Assignment) survive termination indefinitely and are separately enforceable.

Non-solicitation. During the Founder’s tenure with the Company and for twelve (12) months following termination, the Founder agrees not to solicit any customer, employee, or contractor of the Company for a competing purpose.

8. Confidentiality

The Founder shall maintain the confidentiality of all Company trade secrets and confidential information indefinitely.

9. Termination

The Founder may resign upon 30 days’ notice. The Board may terminate for cause. Equity issued is not subject to forfeiture.

10. Governing Law

Wyoming law.

/s/ Katizie Bakht Murad

Katizie Bakht Murad
Founder · March 18, 2026

/s/ Nevio Muller

Nevio Muller
Director, for and on behalf of Spin AI Inc. · March 18, 2026

Spin AI Inc. — Founder Agreement — Katizie — Dated March 18, 2026

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